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                                                                  Exhibit 23.5



Specialty Paperboard, Inc. is filing this Registration Statement with the Securities and Exchange Commission in anticipation of conducting an offer to exchange up to an aggregate principal amount of $100,000,000 of its 9 3/8% Senior Notes due 2006, series B, for up to an aggregate principal amount of $100,000,000 of its outstanding 9 3/8% Senior Notes due 2006, series A.
The consent below is in the form which is expected to be signed by Arthur Andersen LLP upon effectiveness of the Registration Statement assuming we receive the necessary representation letters from the successor auditor indicating that from the date of our opinion forward to the effective date of the Registration Statement, no events shall have occurred that would affect the Arcon Coating Mills, Inc. financial statements for the year ended October 31, 1993 and notes thereto included herein.

                                                      ARTHUR ANDERSEN LLP

Philadelphia, PA
  December 5, 1996


                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


To Specialty Paperboard, Inc:

As independent public accountants, we hereby consent to the use of our report dated December 30, 1993 on the financial statements of Arcon Coating Mills, Inc. for the year ended December 31, 1993 and to all references to our Firm included in or made a part of this Registration Statement.



Philadelphia, PA